Back to 8-K	Exhibit 99.1

CONTACTS:
Investor relations:	Media relations:
Gregg Haddad	Crystal Warwell Walker
813-206-3916	813-206-2697
gregg.haddad@wellcare.com	crystal.walker@wellcare.com

CORRECTING and REPLACING WellCare Reports First Quarter 2013 Results
TAMPA, Fla.--May. 3, 2013-- Under the heading "Financial Outlook," in the third bullet, Medicare Advantage MBRs should read 86.75% to 87.75% (sted 86.25% to 87.25%). The corrected release reads:

WELLCARE REPORTS FIRST QUARTER 2013 RESULTS

WellCare Health Plans, Inc. (NYSE: WCG) today reported results for the quarter ended March 31, 2013. As determined under generally accepted accounting principles (GAAP), net income for the first quarter of 2013 was $21.5 million, or $0.49 per diluted share, compared with $51.2 million, or $1.18 per diluted share, for the first quarter of 2012. Adjusted (non-GAAP) net income for the first quarter of 2013 was $27.5 million, or $0.63 per diluted share, compared with $57.3 million, or $1.32 per diluted share, for the first quarter of 2012.

Adjusted net income per diluted share for the first quarter of 2013 decreased by $0.69 compared with the same period in 2012. The decrease resulted mainly from an increase in the Company’s medical benefits ratio (MBR). The increase in the MBR primarily was due to a lower level of favorable development of prior years’ medical benefits payable recognized in the first quarter of 2013 compared with the first quarter of 2012. Other factors that caused the year-over-year increase in the Company MBR included the increase in the Medicare Advantage segment MBR, the change in the seasonal pattern of the Medicare Prescription Drug Plan (PDP) segment MBR, and the increased incidence of flu in 2013 compared with 2012, offset in part by the improvement in the Kentucky Medicaid program MBR. The impact of the increase in the Company MBR was offset in part by growth in premium revenue.

“First quarter results highlight the continued expansion and diversification of our business driven by the successful execution of our three-product strategy,” said Alec Cunningham, WellCare’s CEO. “Organic growth initiatives and acquisitions have delivered strong membership and revenue increases this year, and our investments in care management, quality, and service continue to enhance our position as a leader in government health care programs.”

Highlights of Recent Accomplishments

•
Medicare Advantage membership increased 20% as of March 2013 compared with December 2012 as a result of the Company’s strong performance during the Medicare Annual Election period and year-round enrollment of those newly eligible for Medicare and dual eligible beneficiaries. This growth also included the acquisition of the Desert Canyon Community Care plan in Arizona, adding WellCare’s 14th Medicare Advantage state.

•
WellCare completed the acquisitions of two Medicaid health plans during the first quarter of 2013. On January 31, the Company completed its previously announced South Carolina acquisition, and on March 31, WellCare completed its previously announced acquisition of Missouri Care. On an annual basis, the Company currently expects these plans together to add approximately $500 million to its Medicaid segment premium revenue.

•	First quarter 2013 results for the Kentucky Medicaid program, including the MBR, were in line with the Company’s expectation, and improved significantly in comparison to the results during 2012.

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WCG Reports First Quarter 2013 Results

May 3, 2013

•
Effective March 1, the Company expanded its State of New York Medicaid managed long-term care service area to Nassau, Richmond, Suffolk, and Westchester counties, increasing its presence to 13 counties.

•
Services began in March 2013 in Hawaii on a statewide basis under the Community Care Services Program, in which WellCare case manages, authorizes and facilitates the delivery of behavioral health services to Medicaid-eligible adults who have serious mental illnesses.

•
WellCare’s new enhanced Medicare PDP that offers members relatively low out-of-pocket costs continued to grow more rapidly than anticipated during the first quarter. Enhanced plan membership was 126,000 as of March 2013, compared with 110,000 members in January.

Company Operations for the First Quarter of 2013

The Company completed the acquisition of Missouri Care at the end of the first quarter of 2013. Consequently, first quarter membership, revenues, and expenses do not include Missouri Care activity. Certain balance sheet and cash flow items for the quarter were affected by the transaction.

Membership as of March 31, 2013, increased 7% to 2.7 million compared with the same period in 2012. Premium revenue for the first quarter of 2013 increased 26% year over year to $2.2 billion. Medical benefits expense for the first quarter of 2013 was $2.0 billion, an increase of 31% from the first quarter of 2012.

Selling, general and administrative (SG&A) expense as determined under GAAP was $213 million in the first quarter of 2013, compared with $162 million for the same period in 2012. Adjusted (non-GAAP) SG&A expense was $191 million in the first quarter of 2013, an increase of 29% from $149 million for the same period last year. The increase was driven primarily by increased membership, including membership associated with acquisitions. The adjusted administrative expense ratio was 8.6% in the first quarter of 2013, compared with 8.4% for the same period in 2012. The increase resulted primarily from growth initiatives including acquisition integration costs, as well as service and technology investments.

Medicaid Segment Operations

Medicaid segment membership increased by 204,000, or 14% year over year, to 1.7 million members as of March 31, 2013. The increase resulted mainly from growth in the Kentucky and Florida Medicaid programs, as well as membership associated with the South Carolina acquisition. Premium revenue was $1.3 billion for the first quarter of 2013, an increase of 22% year over year, and was driven mainly by membership growth. The Medicaid segment MBR was 87.7% for the first quarter of 2013, which was in line with the Company’s expectation. The MBR increased from 85.7% in the first quarter of 2012.

Medicare Advantage Segment Operations

Medicare Advantage segment membership as of March 31, 2013, increased by 106,000 year over year, or 71%, to 256,000 members. Premium revenue for the quarter grew 64% year over year to $719 million. The growth resulted from the Company’s acquisitions in California and Arizona, as well as from organic sales activity. The Medicare Advantage segment MBR was 87.0% for the first quarter of 2013, which was consistent with the Company’s expected range of results. The MBR increased from 78.8% in the first quarter of 2012.

Prescription Drug Plan Segment Operations

PDP segment membership as of March 31, 2013, decreased 140,000 year over year, or 16%. The decrease was primarily due to a reduction in membership assigned by the Centers for Medicare & Medicaid

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WCG Reports First Quarter 2013 Results

May 3, 2013

Services to the Company’s plans, offset in part by growth in WellCare’s enhanced PDP. Premium revenue for the quarter decreased 19% to $223 million as a result of the membership decline and the outcome of the 2013 bids.

The PDP segment MBR was 103.6% in the first quarter of 2013 compared with 98.9% in 2012. The 2013 MBR was above the Company’s expectation, which resulted from the Company’s new enhanced PDP and greater than anticipated membership in that plan. The enhanced PDP has a higher seasonal first quarter MBR compared with the Company’s basic PDP.

Cash Flow and Financial Condition

Net cash provided by operating activities as determined under GAAP was $31 million for the quarter ended March 31, 2013, compared with net cash provided by operating activities of $8 million for the quarter ended March 31, 2012.

On a non-GAAP basis, modified for the timing of receipts from, and payments to, WellCare’s government customers, net cash provided by operating activities was $64 million for the first quarter of 2013, compared with $16 million for the first quarter of 2012. The increase was driven primarily by the impact of the Company’s year-over-year growth, offset in part by the decrease in net income as determined under GAAP.

As of March 31, 2013, unregulated cash and investments were approximately $336 million, compared with $194 million as of December 31, 2012. The increase resulted primarily from increased borrowings under the Company’s credit facility, partially offset by payments for acquisitions.

Days in claims payable were 40 days as of March 31, 2013, compared with 40 days as of December 31, 2012, and 43 days as of March 31, 2012.

Financial Outlook

The Company is updating its financial outlook for the year ending December 31, 2013:

•
Adjusted net income per diluted share is expected to be between approximately $4.60 and $4.90. The previous guidance was for adjusted net income per diluted share of between approximately $4.50 and $4.85. The improved outlook principally is due to the favorable development of prior years’ medical benefits payable included in the Company’s first quarter results, offset by the impact, beginning in April, of the U.S. federal budget sequestration to the Medicare Advantage and Medicare PDP segments.

•	Premium revenue in total is expected to be between $8.9 and $9.0 billion.

•	Premium revenues and MBRs for each of the Company’s segments are anticipated as follows:

Segments	Premium Revenue Year-over-year Changes	MBRs
Medicaid	Increase 19% to 21%	87.25% to 88.25%
Medicare Advantage	Increase approximately 50%	86.75% to 87.75%
Medicare PDP	Decrease 20% to 25%	85.00% to 86.00%

•	The adjusted administrative expense ratio is expected to be between approximately 8.7% and 8.9%.

All elements of the Company’s outlook exclude the impact of Medicaid premium taxes.

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WCG Reports First Quarter 2013 Results

May 3, 2013

Webcast

A discussion of WellCare’s first quarter 2013 results will be webcast live on Friday, May 3, 2013, beginning at 8:30 a.m. Eastern Time. A replay will be available beginning approximately one hour following the conclusion of the live broadcast and will be available for 30 days. The webcast is available via the Company’s web site at www.wellcare.com and at www.earnings.com.

About WellCare Health Plans, Inc.

WellCare Health Plans, Inc. provides managed care services targeted to government-sponsored health care programs, focusing on Medicaid and Medicare. Headquartered in Tampa, Fla., WellCare offers a variety of health plans for families, children, and the aged, blind, and disabled, as well as prescription drug plans. The Company served approximately 2.7 million members nationwide as of March 31, 2013. For more information about WellCare, please visit the Company’s website at www.wellcare.com.

Basis of Presentation

In addition to results determined under GAAP, premium revenue as described in this news release excludes the impact of premium taxes. Both the Company and segment MBRs, as well as the Company’s administrative expense ratio, are calculated as a percentage of premium revenue, excluding premium taxes. Additionally, net income and certain other operating results described in this news release are reported after adjustment for certain SG&A expenses related to previously disclosed government investigations and related litigation and resolution costs that management believes are not indicative of long-term business operations. Please refer to the schedule in this news release that provides supplemental information reconciling results determined under GAAP to adjusted (non-GAAP) results.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. For example, statements regarding the Company’s financial outlook contain forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause WellCare’s actual future results to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, WellCare’s progress on top priorities such as improving health care quality and access, ensuring a competitive cost position, and delivering prudent, profitable growth, WellCare’s ability to effectively manage growth, WellCare’s ability to address operational challenges relating to new business, WellCare’s ability to effectively integrate acquisitions, potential reductions in Medicaid and Medicare revenue, including due to sequestration, and WellCare’s ability to estimate and manage medical benefits effectively.

Additional information concerning these and other important risks and uncertainties can be found in the Company’s filings with the U.S. Securities and Exchange Commission (the SEC), included under the captions “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and other subsequent filings by WellCare with the SEC, which contain discussions of WellCare’s business and the various factors that may affect it. WellCare undertakes no duty to update these forward-looking statements to reflect any future events, developments, or otherwise.

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WCG Reports First Quarter 2013 Results

May 3, 2013

WELLCARE HEALTH PLANS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME DATA
(Unaudited; dollars in thousands except per share and per share data)

	For the Three Months Ended March 31,
	2013	2012
Revenues:
Premium	$2,230,984	$1,768,171
Medicaid premium taxes	21,341	20,376
Total premium	2,252,325	1,788,547
Investment and other income	4,332	2,786
Total revenues	2,256,657	1,791,333

Expenses:
Medical benefits	1,987,283	1,521,791
Selling, general and administrative	213,376	161,688
Medicaid premium taxes	21,341	20,376
Depreciation and amortization	10,177	6,970
Interest	1,607	1,150
Total expenses	2,233,784	1,711,975

Income before income taxes	22,873	79,358
Income tax expense	1,355	28,126
Net income	$21,518	$51,232

Net income per common share:
Basic	$0.50	$1.19
Diluted	$0.49	$1.18

Weighted average common shares outstanding:
Basic	43,325,381	42,938,284
Diluted	43,952,459	43,461,607

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WCG Reports First Quarter 2013 Results

May 3, 2013

WELLCARE HEALTH PLANS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited; Dollars in thousands except share data)

	March 31, 2013	Dec. 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$1,378,284	$1,100,495
Investments	270,888	220,344
Premiums receivable, net	435,245	387,294
Pharmacy rebates receivable, net	120,157	126,832
Funds receivable for the benefit of members	40,733	126,646
Income taxes receivable	24,148	15,615
Prepaid expenses and other current assets, net	94,390	96,276
Deferred income tax asset	23,348	27,208
Total current assets	2,387,193	2,100,710
Property, equipment and capitalized software, net	139,705	131,518
Goodwill	238,939	223,839
Other intangible assets, net	72,012	53,028
Long-term investments	89,696	96,700
Restricted investments	67,691	67,364
Other assets	3,166	2,357
Total Assets	$2,998,402	$2,675,516

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Medical benefits payable	$881,355	$732,994
Unearned premiums	171	146
Accounts payable	14,581	18,582
Other accrued expenses and liabilities	180,867	221,055
Current portion of amount payable related to investigation resolution	58,365	37,305
Current portion of long-term debt	38,000	15,000
Other payables to government partners	66,143	88,344
Total current liabilities	1,239,482	1,113,426
Deferred income tax liability	49,100	42,058
Amount payable related to investigation resolution	33,304	68,171
Long-term debt	317,500	120,000
Other liabilities	7,799	8,697
Total liabilities	1,647,185	1,352,352
Commitments and contingencies	–	–
Stockholders' Equity:
Preferred stock, $0.01 par value (20,000,000 authorized, no shares issued or outstanding)	–	–
Common stock, $0.01 par value (100,000,000 authorized, 43,438,387 and 43,212,375 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively)	434	432
Paid-in capital	476,441	469,434
Retained earnings	875,604	854,086
Accumulated other comprehensive loss	(1,262)	(788)
Total stockholders' equity	1,351,217	1,323,164
Total Liabilities and Stockholders' Equity	$2,998,402	$2,675,516

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WCG Reports First Quarter 2013 Results

May 3, 2013

WELLCARE HEALTH PLANS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; dollars in thousands)

	For the Three Months Ended March 31,
	2013	2012
Cash provided by operating activities:
Net income	$21,518	$51,232
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,177	6,970
Equity-based compensation expense	3,716	6,381
Incremental tax benefit from equity-based compensation	(2,140)	(2,531)
Deferred taxes, net	9,589	(13,645)
Provision for doubtful receivables	2,956	3,614
Changes in operating accounts, net of effects from acquisitions:
Premiums receivable, net	(13,571)	(208,800)
Pharmacy rebates receivable, net	6,675	7,545
Prepaid expenses and other current assets, net	3,545	1,565
Medical benefits payable	76,994	(21,830)
Unearned premiums	25	206,968
Accounts payables and other accrued expenses	(45,833)	(36,523)
Other payables to government partners	(22,201)	(9,461)
Amount payable related to investigation resolution	(13,807)	(38,435)
Income taxes receivable/payable, net	(6,491)	52,663
Other, net	(31)	2,578
Net cash provided by operating activities	31,121	8,291

Cash used in investing activities:
Acquisitions, net of cash acquired	(39,178)	–
Purchases of investments	(144,577)	(111,888)
Proceeds from sale and maturities of investments	138,233	74,087
Purchases of restricted investments	(4,894)	(3,522)
Proceeds from maturities of restricted investments	4,935	3,444
Additions to property, equipment and capitalized software, net	(15,877)	(15,431)
Net cash used in investing activities	(61,358)	(53,310)

Cash provided by financing activities:
Proceeds from debt, net of financing costs paid	228,545	–
Proceeds from exercises of stock options	4,004	8,480
Incremental tax benefit from equity-based compensation	2,140	2,531
Repurchase and retirement of shares to satisfy tax withholding requirements	(2,753)	(3,958)
Payments on debt	(9,500)	(1,875)
Payments on capital leases	(323)	(592)
Funds received for the benefit of members, net	85,913	160,210
Net cash provided by financing activities	308,026	164,796

Increase in cash and cash equivalents	277,789	119,777
Balance at beginning of period	1,100,495	1,325,098
Balance at end of period	$1,378,284	$1,444,875

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for taxes	$1,089	$162
Cash paid for interest	$718	$1,076

SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
Non-cash additions to property, equipment, and capitalized software	$3,884	$644

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WCG Reports First Quarter 2013 Results

May 3, 2013

WELLCARE HEALTH PLANS, INC.
MEMBERSHIP STATISTICS
(Unaudited)

	March 31, 2013	March 31, 2012
Membership by program
Medicaid membership
TANF	1,281,000	1,175,000
CHIP	211,000	170,000
SSI, ABD and other	174,000	123,000
FHP and Georgia Family Planning	24,000	18,000
Total Medicaid membership	1,690,000	1,486,000

Medicare membership
Medicare Advantage	256,000	150,000
Prescription Drug Plan	757,000	897,000
Total Medicare membership	1,013,000	1,047,000
Total membership	2,703,000	2,533,000

Medicaid membership by state
Georgia	573,000	562,000
Florida	472,000	419,000
Kentucky	228,000	149,000
Other states	417,000	356,000
Total Medicaid membership	1,690,000	1,486,000

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WCG Reports First Quarter 2013 Results

May 3, 2013

WELLCARE HEALTH PLANS, INC.
SEGMENT INFORMATION
(Unaudited; dollars in thousands)

	March 31, 2013	March 31, 2012
Premium revenue:
Medicaid:
Georgia	$367,577	$370,999
Florida	260,971	228,454
Kentucky	296,534	157,354
Other states	363,937	297,469
Medicaid premium taxes	21,341	20,376
Total Medicaid	1,310,360	1,074,652

Medicare:
Medicare Advantage	718,865	438,230
Prescription Drug Plan	223,100	275,665
Total Medicare	941,965	713,895
Total premium revenue	$2,252,325	$1,788,547

Medical benefits ratios:
Medicaid, including premium tax	86.3%	84.1%
Medicaid	87.7%	85.7%
Medicare Advantage	87.0%	78.8%
Prescription Drug Plans	103.6%	98.9%

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WCG Reports First Quarter 2013 Results

May 3, 2013

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION

Reconciliation of Certain GAAP Financial Information
Associated with Government Investigation-Related Matters
(Unaudited; dollars in thousands except per share data)

The Company reports adjusted operating results on a non-GAAP basis to exclude certain expenses that management believes are not indicative of longer-term business trends and operations. Following is certain financial information for the first quarter ended March 31, 2013 and 2012, as determined under GAAP, reconciled to the adjusted financial information for the same periods.

	For the Three Months Ended March 31, 2013				For the Three Months Ended March 31, 2012
	GAAP	Adjustments		Adjusted (Non-GAAP)	GAAP	Adjustments		Adjusted (Non-GAAP)
Selling, general, and administrative expense	$213,376	$(21,917)	(a) (b)	$191,459	$161,688	$(12,751)	(a) (b)	$148,937
Income tax expense	1,355	15,965	(c)	17,320	28,126	6,647	(c)	34,773
Net income	21,518	5,952		27,470	51,232	6,104		57,336

Net income per share:
Basic	$0.50	$0.14		$0.64	$1.19	$0.15		$1.34
Diluted	$0.49	$0.14		$0.63	$1.18	$0.14		$1.32

(a)
Investigation-related legal, accounting, and other costs: Administrative expenses associated with the government investigations and related litigation amounted to $21.1 million and $11.3 million, respectively, during the three months ended March 31, 2013 and 2012.

(b)
Liability for government investigation-related litigation resolution: Based on the status of government investigation-related litigation, the Company recorded expense of $0.8 million and $1.4 million, respectively, during the three months ended March 31, 2013 and 2012.

(c)
Income tax expense: Had the Company not recorded the government investigation-related items described above, the Company estimates that its income tax expense would have increased by $16.0 million and $6.6 million, respectively, during the three months ended March 31, 2013 and 2012, based on the effective income tax rates applicable to adjusted (non-GAAP) results.

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WCG Reports First Quarter 2013 Results

May 3, 2013

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION (Continued)

Reconciliation of Administrative Expense Ratios
(Unaudited; dollars in thousands)

The Company reports the administrative expense ratio on an adjusted (non-GAAP) basis to reflect the impact to this ratio of Medicaid premium taxes as well as expenses associated with government investigations and related litigation.

	For the Three Months Ended March 31,
	2013	2012
Company premium revenue:
As determined under GAAP	$2,252,325	$1,788,547
Medicaid premium taxes	21,341	20,376
Company premium revenue net of Medicaid premium taxes (non-GAAP)	$2,230,984	$1,768,171

Administrative expense ratio:
As determined under GAAP	9.4%	9.0%
Impact of Medicaid premium taxes	0.1%	0.1%
Excluding Medicaid premium taxes	9.5%	9.1%
Selling, general and administrative expense adjustments(a)	(0.9%)	(0.7%)
Adjusted (non-GAAP)	8.6%	8.4%

(a)	Expenses associated with government investigation-related legal, accounting, and other costs, as well as liabilities for litigation.

Reconciliation of GAAP Net Cash Provided by Operating Activities
to Net Cash Provided by Operating Activities,
Modified for the Timing of Receipts from, and Payments to, Government Customers
(Unaudited; dollars in thousands)

The Company reports cash used in or provided by operating activities on a non-GAAP basis modified to exclude the changes in premium receivables, provision for doubtful receivables, unearned premiums, and other net receivables from, and payables to, government customers. The Company believes that cash used in or provided by operating activities modified to exclude these changes is a useful measure for investors, as the excluded changes are a function of the timing of cash receipts from, and payments to, federal and state government agencies at the end of each period.

	For the Three Months Ended March 31,
	2013	2012
Net cash provided by operating activities, as reported under GAAP	$31,121	$8,291
Modifications to eliminate changes in:
Premiums receivable, net	13,571	208,800
Provision for doubtful receivables	(2,956)	(3,614)
Unearned premiums	(25)	(206,968)
Other payables to government customers	22,201	9,461
Net cash provided by operating activities, modified for the timing of receipts from and payments to government customers (non-GAAP)	$63,912	$15,970

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